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                                                                   EXHIBIT 10.10

                              AMENDED AND RESTATED
                         EXECUTIVE EMPLOYMENT AGREEMENT


                  AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT dated as of September 29, 1999 by and between PROTOCOL HOLDINGS, INC., a Delaware corporation (the "Company"), and Raymond Wilson (the "Executive").

                              W I T N E S S E T H :

                  WHEREAS the Company and the Executive have entered into that certain Executive Employment Agreement dated as of June 8, 1998, as amended; and

                  WHEREAS the Company desires to induce the Executive to continue his employment with the Company for the period provided in this Agreement, and the Executive is willing to accept such continuation of employment with the Company on a full-time basis, all in accordance with the terms and conditions set forth below;

                  NOW, THEREFORE, for and in consideration of the premises hereof and the mutual covenants contained herein, the parties hereto hereby covenant and agree as follows:

                  1. Employment. (a) The Company hereby employs the Executive, and the Executive hereby accepts such employment with the Company, for the period set forth in Section 2 hereof, all upon the terms and conditions hereinafter set forth.

                  (b) The Executive affirms and represents that he is under no obligation to any former employer or other party that is in any way inconsistent with, or that imposes any restriction upon, the Executive's acceptance of employment hereunder with the Company, the employment of the Executive by the Company, or the Executive's undertakings under this Agreement.

                  2. Term of Employment. Unless earlier terminated as provided in this Agreement, the term of the Executive's employment under this Agreement shall be for a period beginning on the date of the Initial Closing under (and as defined in) the Recapitalization Agreement dated as of the date hereof among the Company, BCI Growth V, L.P., Willis Stein & Partners II, L.P. and the other signatories thereto (the "Recapitalization Closing") and ending on the first anniversary of such date (the "Initial Term"). Thereafter, this Agreement shall be automatically renewed for successive one year periods commencing on the anniversary date of this Agreement in each subsequent year (the Initial Term, together with any subsequent employment period being referred to herein as the "Employment Term"); provided, however, that either party may elect to terminate this Agreement as of the end of the then current Employment Term, by written
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notice to such effect delivered to the other party at least 90 days prior to the end of such Term.

                  3. Duties. The Executive shall be employed as Vice President, Finance and Chief Financial Officer, or such other senior executive officer position with a title to be determined by the President, shall faithfully perform such duties consistent with such position and as are specified in the Bylaws of the Company and shall also perform and discharge such other executive employment duties and responsibilities consistent with such position as the Board of Directors of the Company shall from time to time reasonably determine. The Executive shall perform his duties principally at the executive offices of the Company in Boston, Massachusetts, with such travel to such other locations from time to time as the Board of Directors of the Company may reasonably prescribe. Except as may otherwise be approved in advance by the Board of Directors of the Company, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Executive shall devote his full time throughout the Employment Term to the services required of him hereunder. The Executive shall render his business services exclusively to the Company and its subsidiaries during the Employment Term and shall use his good faith efforts, judgment and energy to improve and advance the business and interests of the Company and its subsidiaries in a manner consistent with the duties of his position.

                  4. Salary; Bonus. (a) Salary. As compensation for the services to be performed by the Executive hereunder during the Employment Term, the Company shall pay the Executive a base salary at the annual rate of $190,000 (said amount, together with any increases thereto as may be determined from time to time by the Compensation Committee of the Board of Directors of the Company in its sole discretion, being hereinafter referred to as "Salary"). Any Salary payable hereunder shall be paid in regular intervals in accordance with the Company's regular payroll practices from time to time in effect.

                  (b) Bonus. On the date of the Recapitalization Closing, the Executive shall be paid $70,000 in respect of the Company's existing Executive Cash Incentive Program. Upon such payment, such program shall terminate and the Executive shall have no further rights thereunder. Commencing with the first fiscal quarter of 2000, the Executive shall be eligible to participate in the new Executive Cash Incentive Program (the "New Executive Cash Incentive Program"), the terms of which are outlined in Exhibit A hereto, which shall be approved by the Board of Directors of the Company at its first meeting subsequent to the Recapitalization Closing. The terms of an executive cash incentive program for the fourth fiscal quarter of 1999 shall be proposed by the Executive and reviewed by the Board of Directors at its first meeting subsequent to the Recapitalization Closing. In addition, the Executive shall be eligible to receive bonus compensation ("Bonus") from the Company in respect of each fiscal year occurring during the Employment Term in amounts, if any, as may be determined by the


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Compensation Committee of the Board of Directors of the Company in its sole discretion on the basis of performance-based criteria to be established from time to time by such Committee and that are reasonably acceptable to the Executive.

                  (c) Withholding, etc. The payment of any Salary and Bonus under this Section 4, and the payment of any severance pay pursuant to Section 7 hereof, shall be subject to applicable withholding and payroll taxes and such other deductions as may be required under the Company's employee benefit plans.

                  (d) Shares and Options. Simultaneously with the Recapitalization Closing all shares of the Company's common stock issued to the Executive pursuant to the Company's 1998 Stock Option Plan, the Stock Grant Agreement executed by the execution pursuant thereto and otherwise shall vest in the Executive free and clear of any and all rights of the Company with respect thereto, except as otherwise specifically set forth in the Stockholders Agreement dated as of the Recapitalization Closing among the Company and its stockholders named therein.

                  (e) The Company will adopt its 2000 Stock Option Plan, a copy of which has been delivered to the Executive pursuant to which the Company will reserve for issuance of options with the terms set forth in Exhibit B hereto covering up to 785,000 of such shares to the persons set forth on Schedule I hereto.

                  5. Other Benefits. During the Employment Term, the Executive shall:

                            (i) be eligible to participate in employee fringe benefits and pension and/or profit sharing plans that may be provided by the Company for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;

                           (ii) be eligible to participate in any medical and health plans or other employee welfare benefit plans that may be provided by the Company for its senior executive employees in accordance with the provisions of any such plans, as the same may be in effect from time to time;

                          (iii) be entitled to twenty (20) paid vacation days in each calendar year (subject to expiration in accordance with Company policy in effect from time to time) and also be entitled to all paid holidays given by the Company to its senior executive officers;

                           (iv) be entitled to sick leave, sick pay and disability benefits in accordance with any Company policy that may be applicable to senior executive employees from time to time; and

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                            (v) be entitled to reimbursement for all reasonable
         out-of-pocket business expenses incurred by the Executive in the performance of his duties hereunder (including, without limitation, business travel and entertainment expenses) in accordance with Company policy that may be applicable to senior executive employees from time to time.

                  6. Confidential Information. The Executive hereby covenants, agrees and acknowledges as follows:

                  (a) The Executive has and will have access to and will participate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of the Company and any other present or future subsidiaries or affiliates of the Company (collectively with the Company, the "Company Group"), including but not limited to the following: (i) customer lists, the identity, lists or descriptions of new or prospective customers, financial statements, cost reports or other financial information, contract proposals or bidding information, business plans, training and operations methods and manuals, personnel records, software programs, reports and correspondence, and management systems, policies or procedures, including related forms and manuals, (ii) information pertaining to future developments, such as future marketing or acquisition plans or ideas, and (iii) all other tangible and intangible property that is used in the business and operations of the Company Group but not made public by the Company Group. The information and trade secrets relating to the business of the Company Group described above in this paragraph (a) are hereinafter referred to collectively as the "Confidential Information"; provided that the term Confidential Information shall not include any information (w) that is or becomes generally publicly available (other than as a result of violation of this Agreement by the Executive), (x) that the Executive receives or received on a nonconfidential basis from a source (other than the Company Group or its representatives) that is not actually known by him to be bound by an obligation of secrecy or confidentiality to any member of the Company Group, (y) that is the personal property of the Executive, including, but not limited to, phone lists of the Executive or (z) that has been or is independently acquired or developed by the Executive without violating any of the terms of this Agreement (other than any such information developed or acquired by the Executive in connection with his employment by the Company).

                  (b) The Executive shall not disclose, use or make known for his or another's benefit any Confidential Information or use such Confidential Information in any way except as is in the best interests of the Company Group in the performance of the Executive's duties under this Agreement. The Executive may disclose Confidential Information when required by a third party and applicable law or judicial process, but (to the extent reasonably practicable) only


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         after providing (i) prompt notice to the Company of any third party's request for such information, which notice shall include the Executive's intent with respect to such request, and (ii) sufficient opportunity for the Company to challenge or limit the scope of the disclosure on behalf of the Company Group, the Executive or both.

                  (c) The Executive acknowledges and agrees that a remedy at law for any breach of the provisions of this Section 6 would be inadequate and, therefore, agrees that the Company shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company from pursuing any other rights and remedies available for any such breach.

                  (d) The Executive agrees that upon termination of his employment with the Company for any reason, the Executive shall forthwith return to the Company all Confidential Information in whatever form maintained (including, without limitation, computer disks and other electronic media).

                  (e) The obligations of the Executive under this Section 6 shall, except as otherwise provided herein, survive the termination of the Employment Term and the expiration or termination of this Agreement until two years from the date of his termination.

                  7. Termination. (a) The Executive's employment hereunder shall be terminated upon the occurrence of any of the following:

                            (i)     death of the Executive;

                           (ii) the Executive's inability to perform his duties on account of disability or incapacity for a period of 180 or more days, whether or not consecutive, within any period of twelve consecutive months;

                          (iii)     a Termination For Cause (as defined herein);

                           (iv) the Company giving written notice, at any time, to the Executive that the Executive's employment is being terminated other than pursuant to clause (ii) or (iii) above;

                            (v) a termination of the Executive's employment hereunder by the Executive for Good Reason (as defined herein); or

                           (vi) a termination of the Executive's employment hereunder by the Executive at any time other than for Good Reason.

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                  (b) In the event that the Executive's employment is terminated pursuant to paragraph (a)(iv) or (a)(v) above or in the event that the Company shall, at any time, elect not to renew this Agreement, then for the remainder of the then current Employment Term plus an additional 12-month period following the Employment Term the Company shall (i) pay (as severance or liquidated damages or both) the Salary that would have otherwise been payable to the Executive during such period and (ii) maintain for the benefit of the Executive those medical and health benefits contemplated by clause (ii) of Section 5 of this Agreement. One-half of the payments described in clause (i) of this paragraph (b) shall be made in a lump sum on the date that the Executive's employment is terminated, and one-half of such payments shall be made in equal installments during the Non-Compete Period (as defined below) in accordance with the Company's regular payroll policies. In addition, in the event of such termination, the Company shall pay to the Executive any Bonus and any amounts earned under the New Executive Cash Incentive Program that would have been payable to the Executive through the date of termination of the Executive's employment in accordance with the Company's regular payroll practices.

                  (c) Notwithstanding anything to the contrary expressed or implied herein, except as required by applicable law and except as set forth in
Section 7(b) above, the Company (and its affiliates) shall not be obligated to make any payments to the Executive or on his behalf of whatever kind or nature by reason of the Executive's cessation of employment (including, without limitation, by reason of a Termination For Cause), other than (i) such amounts, if any, of his Salary as shall have accrued and remained unpaid as of the date of said cessation and (ii) such other amounts, if any, which may be then otherwise payable to the Executive pursuant to the terms of the Company's benefits plans or pursuant to clause (v) of Section 5 above.

                  (d) No interest shall accrue on or be paid with respect to any portion of any payments hereunder if paid when due.

                  For purposes of this Agreement, the term "Termination for Cause" shall mean the termination of the Executive's employment hereunder by the Company determined in good faith by a majority of the Board of Directors at any time as a result of any of the following with respect to the Executive: (a) a breach of trust, including without limitation, acts of moral turpitude, theft, embezzlement and self-dealing, (b) the disclosure of confidential information which results (or can reasonably be expected to result) in material harm to the Company, or (c) willful misconduct which results (or can reasonably be expected to result) in material harm to the Company.

                  For purposes of this Agreement, the term termination for "Good Reason" shall mean a termination of the Executive's employment with the Company as a result of (i) requiring the Executive to engage in any illegal act, (ii) relocation of the Executive's principal place of performance other than to Boston, Massachusetts, without his prior


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written consent, (iii) a material adverse change in any of the Executive's titles, positions, duties or compensation (including without limitation, Salary, Bonus or stock options or awards), or (iv) a material failure by the Company to comply with the terms of this Agreement. Notwithstanding the foregoing, a change in the Executive's title, positions and/or duties from Vice President, Finance and Chief Financial Officer to another position pursuant to Section 3 hereof shall not permit the Executive to terminate his employment with the Company for Good Reason.

                  8. Right and Option of the Company to Repurchase Shares and Options Upon the Termination of Employment. (a) In the event that the Executive's employment is terminated for any reason (including, without limitation, election by the Company or the Executive not to renew this Agreement), the Company shall have the right, exercisable as set forth in
Section 8(d), at any time on or after the date of such termination and prior to 30 days after such termination, to purchase from the Executive all or any part of the shares of capital stock or options to purchase capital stock of the Company held by the Executive as of the date his employment so ceases at a purchase price equal to: (i) for the shares, the Fair Market Value (as defined below) of such shares as of the date the Executive's employment so ceases and
(ii) for the options to purchase capital stock, an amount equal to the Fair Market Value of the shares subject thereto as of the date the Executive's employment so ceases less the aggregate exercise price thereof.

                  (b) In the event that the Executive's employment is terminated for any reason (including, without limitation, election by the Company not to renew this Agreement) other than pursuant to Section 7(a)(iii) or (vi), the Executive shall have the right, exercisable as set forth in Section 8(d), at any time on or after the date of such termination and prior to 30 days after such termination in accordance with Section 8(d) below, to require the Company to purchase from the Executive all or any part of the shares of capital stock or options to purchase capital stock of the Company held by the Executive as of the date his employment so ceases at a purchase price equal to: (i) for the shares, the Fair Market Value (as defined below) of such shares as of the date the Executive's employment so ceases and (ii) for the options to purchase capital stock, an amount equal to the Fair Market Value of the shares subject thereto as of the date the Executive's employment so ceases less the aggregate exercise price thereof.

                  (c) For the purposes of this Agreement, the "Fair Market Value" of a share of capital stock of the Company as of any date shall mean the value of a share of capital stock as determined in good faith by mutual agreement of the Board of Directors of the Company and the Executive based on
(X) the most recently completed arm's-length sale for cash by the Company to a third party of shares of the same class of capital stock, the closing of which shall have occurred within the three months preceding such date, or (Y) in the case of the Company's Common Stock, if no such transaction shall have occurred within such three-month period, the exercise price of options granted pursuant to the Company's option plan within the three months preceding such date. If the Executive


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does not agree to the amount of such valuation with respect to any of his shares of capital stock, the value will be determined by an independent investment bank selected by the Company (at the Company's expense) and reasonably satisfactory to the Executive. The Executive may request a second appraisal by an independent investment bank selected by the Executive and reasonably acceptable to the Company. In the event that (i) the valuation of the second appraisal is equal to or less than the valuation of the first appraisal, the expenses of such appraisal shall be borne by the Executive, (ii) the valuation of the second appraisal is greater than the valuation of the first appraisal but equal to or less than 120% of the valuation of the first appraisal, the expenses of such appraisal shall be borne equally by the Company and the Executive, and (iii) the valuation of the second appraisal is greater than 120% of the valuation of the first appraisal, the expenses of such appraisal shall be borne by the Company.
In the event that the two banks cannot agree on the fair market value, such value shall be determined by taking the average of the two valuations of the investment banks. The value of a share of capital stock of the Company shall assume that all shares of outstanding capital stock of the Company are fully-converted into shares of Common Stock without applying any premium with respect to preferred stock or discount with respect to Common Stock. Any investment bank hired pursuant to this paragraph (c) shall be given full access to the Company in making its valuation, and both the Company and the Executive shall be involved in all communications with such banks.

                  (d) The Company or the Executive may exercise the right and option provided in Section 8(a) or (b) above by giving written notice of such election within the time period provided in such Section 8(a) and (b), as the case may be. The closing for the purchase by the Company of any shares or options pursuant to the provisions of said Section 8(a) or (b) shall take place at the offices of the Company on the date specified in such written notice, which date shall be a business day not later than 10 days after the date on which the Fair Market Value is finally determined. At such closing, the Executive will deliver or cause to be delivered stock certificate(s) or option agreements and option exercise forms representing the shares or options to be sold, duly endorsed for transfer and free and clear of any and all liens, claims, options, charges, security interests and other encumbrances of whatever nature (collectively, "Encumbrances"), against payment of the applicable purchase price therefor. Such purchase price shall be payable to the Executive by wire transfer of immediately available funds to an account designated by the Executive. At such closing the Executive shall also represent to the Company that such shares or options, as the case may be, are free and clear of any and all Encumbrances. To the extent the Company or the Executive fails to duly exercise such right and option under Section 8(a) or (b) to purchase any shares or options, all shares or options owned by the Executive shall thereupon cease to be subject to the provisions of this Section 8.

                  9. Non-Assignability. (a) Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive or his beneficiaries or legal representatives


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without the Company's prior written consent; provided, however, that nothing in this Section 9(a) shall preclude the Executive from designating a beneficiary to receive any benefit payable hereunder upon his death or incapacity or the transfer of any such benefits by the laws of intestate descent.

                  (b) Except as permitted by Section 9(a) above or as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or to assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

                  10.  Restrictive Covenants.

                  (a) Non-Competition. During the Non-Compete Period (as defined herein), the Executive will not, directly or indirectly (as a director, officer, executive employee, manager, consultant, independent contractor, advisor or otherwise), engage in competition with the Company, or own any interest in, perform any services for, participate in or be connected with any business or organization which engages in activities in competition with the Company; provided, however, that the provisions of this Section 10(a) shall not be deemed to prohibit the Executive's ownership, whether directly or indirectly, of (x) not more than 2% of the total shares of all classes of stock outstanding of any publicly held company or (y) not more than 1% of the aggregate outstanding equity interests of any other business entity.

                  (b) Non-Solicitation. During the applicable Non-Compete Period, the Executive will not directly or indirectly induce or attempt to induce any employee of the Company to leave the employ of the Company or such subsidiary or affiliate, or in any way interfere with the relationship between the Company and any employee thereof; provided, however, that if an individual is not an employee of the Company at any time during the Employment Term, the terms of this paragraph (b) shall not apply with respect to such individual.

                  For purposes hereof, the "Non-Compete Period" shall mean the Employment Term plus (x) 12 months from the date of termination in the event of a Termination For Cause, (y) any period in respect of which payments pursuant to
Section 7(b) hereof are required to be, and are, paid in full or (z) the greater of 24 months or the balance of the current Employment Term (without giving effect to the termination of the Employee's employment hereunder or to any extensions thereof), in the event of a resignation pursuant to Section 7(a)(vi).

                  (c) Injunctive Relief. The Executive acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of
Section 6 or 10 hereof would be inadequate and, therefore, agrees that the Company and any of its


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subsidiaries or affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; provided, however, that nothing contained herein shall be construed as prohibiting the Company or any of its affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

                  11. Binding Effect. Without limiting or diminishing the effect of Section 8 hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

                  12. Notices. All notices which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and (i) delivered personally,
(ii) mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) sent via a nationally recognized overnight courier or
(iv) sent via facsimile confirmed in writing to the recipient, if to the Company at the Company's principal place of business, and if to the Executive, at his home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the other party hereto.

                  13. Law Governing. This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts.

                  14. Severability. The Executive agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of
Section 6 or 10 hereof is void or constitutes an unreasonable restriction against the Executive, the provisions of such Section 6 or 10 shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than Section 6 or 10 is held by a court of competent jurisdiction to be invalid, illegible or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

                  15. Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

                  16. Entire Agreement; Modifications. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supercedes all prior agreements, oral and written, between the parties


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hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

                  17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  18. Recapitalization Closing. In the event that the Recapitalization Closing shall not occur, this Agreement shall be void ab initio.


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                  IN WITNESS WHEREOF, the Company and the Executive have duly executed and delivered this Agreement as of the day and year first above written.

                                  PROTOCOL HOLDINGS, INC.


                                  By       /s/ Stephen G. McLean
                                  ---------------------------------
                                  Name:  Stephen G. McLean
                                  Title:  President/CEO



                                           /s/ Raymond Wilson
                                  ---------------------------------
                                          Raymond Wilson